Exhibit 1.1

Execution Version

ERP OPERATING LIMITED PARTNERSHIP

(an Illinois limited partnership)

$500,000,000 5.125% Notes due 2016

TERMS AGREEMENT

Dated:  September 7, 2005

To:	ERP Operating Limited Partnership
c/o Equity Residential
Two North Riverside Plaza
Chicago, Illinois 60606
Attention: Donna Brandin

Ladies and Gentlemen:

We (the “Representatives”) understand that ERP Operating Limited Partnership, an Illinois limited partnership (“ERP”), proposes to issue and sell $500,000,000 aggregate principal amount of 5.125% Notes due 2016 (the “Underwritten Securities”).  Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters named below (the “Underwriters”) severally, and not jointly, agree to purchase the respective amounts of the Underwritten Securities set forth below opposite their respective names, at the purchase price set forth below.

Underwriter	Principal Amount of Underwritten Securities

Banc of America Securities LLC	$166,667,000
Deutsche Bank Securities Inc.	166,667,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	166,666,000

Total	$500,000,000

The Underwritten Securities shall have the following terms:

Title:	5.125% Notes due 2016

Principal Amount to be Issued:	$500,000,000

Currency:	U.S. Dollars

Current Ratings:	Baa1 by Moody’s Investors Services, Inc. BBB+ by Standard & Poor’s Ratings Services A by Fitch Investor Services

Form:	Registered book-entry form

Price to Public:	99.887% of the principal amount of the Underwritten Securities

Purchase Price:	99.237% of the principal amount of the Underwritten Securities

Stated Maturity Date:	March 15, 2016

Interest Rate:	5.125% per annum

Interest Payment Dates:	Interest on the Underwritten Securities will be payable semi-annually in arrears, on September 15 and March 15 of each year, beginning March 15, 2006

Record Dates:	The close of business on the March 1 and September 1 preceding the applicable Interest Payment Date

Redemption:

ERP may redeem the Underwritten Securities, at any time, in whole or, from time to time, in part, at the election of ERP, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined in the Prospectus relating to such Underwritten Securities), if any, with respect to such Underwritten Securities (collectively, the “Redemption Price”). Notice of any optional redemption of any Underwritten Securities will be given to holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Underwritten Securities held by such persons to be redeemed

Reinvestment Rate:

“Reinvestment Rate” means 0.20% plus the arithmetic means of the yields under the respective heading “Week Ending” published in the most recent Statistical Release (as defined in the Prospectus relating to such Underwritten Securities) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used

Sinking Fund Requirements:	None

Listing:	None

Delayed Contracts:	Not authorized

Restrictive Covenants:	The covenants set forth in Article Two of the First

Supplemental Indenture, dated September 9, 2004, to the Indenture, dated October 1, 1994, between ERP and J.P. Morgan Trust Company, National Association

Settlement Date, Time and Place:

Delivery of documents on September 13, 2005, at 9:00 a.m. New York City time at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004; delivery of funds on September 13, 2005, in accordance with DTC procedures for the Underwritten Securities

All the provisions contained in the document attached as Annex A hereto entitled “ERP Operating Limited Partnership—Debt Securities—Standard Underwriting Provisions” (the “Standard Underwriting Provisions”) are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Terms defined in such document are used herein as therein defined.  Notwithstanding the foregoing, solely for the purpose of this offering, the Standard Underwriting Provisions are modified and amended as follows:

A.            Section 1(a) is amended to add the following:

“(xxxiii)   ERP maintains a system of internal accounting and other controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (c) acquisition, disposition or other uses of assets are permitted only in accordance with management’s general or specific authorization and (d) the recorded accounting for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xxxiv)                     ERP has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act); such disclosure controls and procedures are designed to ensure that material information relating to ERP, including its consolidated subsidiaries, is made known to the principal executive officer and principal financial officer of EQR, the general partner of ERP, by others within those entities, and, as of the end of ERP’s most recent fiscal quarter, such disclosure controls and procedures were effective to perform the functions for which they were established; ERP’s auditors and the Audit Committee of the Board of Trustees of EQR have been advised by the principal executive officer and principal financial officer of EQR, the general partner of ERP, of: (a) any material weakness or significant deficiency in the design or operation of internal controls over financial reporting which is reasonably likely to have a material adverse effect on ERP’s ability to record, process, summarize, and report financial information; and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in ERP’s internal control over financial reporting; and since the end of ERP’s most recently completed fiscal quarter, there have been no changes in ERP’s internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, ERP’s internal controls over financial reporting.

(xxxv)                      ERP meets the eligibility requirements for use of a registration statement on Form S-3 in connection with the offer and sale of the Underwritten Securities”

B.            Section 5(c)(ii) is amended and restated in its entirety as follows:

“(ii) the representations and warranties in Section 1 and any additional representations and warranties contained in an applicable Terms Agreement are true and correct with the same force and effect as of the Closing Time”

In addition, ERP acknowledges and agrees that: (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between ERP, on the one hand, and the several Underwriters, on the other hand, and ERP is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the offer and sale of the Underwritten Securities pursuant to this Agreement; (ii) in connection with the offer and sale of the Underwritten Securities and the process leading to such offer and sale of the Underwritten Securities, each Underwriter is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary of ERP or its affiliates, trustees, officers, directors, partners, stockholders, creditors or employees; (iii) no Underwriter has assumed or will assume an advisory, agency or fiduciary responsibility in favor of ERP with respect to any of the offer and sale of the Underwritten Securities or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising ERP on other matters); (iv) the several Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of ERP and that the several Underwriters have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offer and sale of the Underwritten Securities and ERP has consulted its own legal, accounting, regulatory and tax advisors to the extent its deemed appropriate.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between ERP and the several Underwriters, or any of them, with respect to the offer and sale of the Underwritten Securities.

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Please accept this offer no later than 6:00 P.M. (New York City time) on September 7, 2005, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours

BANC OF AMERICA SECURITIES LLC

			By:	/s/ Lily Chang
Name: Lily Chang
Title: Principal

Acting on behalf of itself and the other named Underwriters

Accepted:

ERP OPERATING LIMITED PARTNERSHIP

By: EQUITY RESIDENTIAL, not individually but as General Partner

By:	/s/ Donna Brandin
Name: Donna Brandin
	Title:	Executive Vice President and Chief Financial Officer